Exhibit 16.1

March 10, 2015

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Green Ballast, Inc. and under the date of March 29, 2013, we reported on the financial statements of Green Ballast as of December 31, 2012 and 2011, and for the year ended December 31, 2012 and for the period from April 13, 2011 (inception) to December 31, 2011.  On March 3, 2015, we were dismissed.  We have read Green Ballast, Inc.’s statements included in its Form 8-K dated March 10, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with Green Ballast, Inc.’s statement in the first paragraph under Item 4.01(a) that the change was approved by the board of directors, or the statements under Item 4.01(b) in its Form 8-K.

Very truly yours,

/s/ KPMG LLP